Exhibit 10.40

Confidential Treatment Request

[*] indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission.


                      MASTER LEASE AND OPERATIONS AGREEMENT
                      -------------------------------------
                                     BETWEEN
                                     -------
           COLLISION REVISION, INC. AND MIDNIGHT AUTO FRANCHISE CORP.
           ----------------------------------------------------------

This Agreement is made between Collision Revision, Inc, an Illinois Company and Midnight Auto Franchise Corp, a Michigan Company.

  SECTION 1:COMMERCIAL LEASE AGREEMENT BETWEEN COLLISION REVISION (LESSOR) AND
                     MIDNIGHT AUTO FRANCHISE CORP (LESSEE)

1. SPACE AND ADDRESS:

Lessor hereby offers to lease to Lessee approximately 12% or 3,045 SQUARE FEET of approximately 100% or 25,400 SQUARE FEET of space at the premises located at and commonly known as: 2010 EAGLE ROAD, NORMA, ILLINOIS.

2. SHARED COMMON AREA SPACE AND USAGE:

Lessor and Lessee agree that the space shall be premises will be occupied by three tenants: Collision Revision, Inc, who shall be the exclusive provider of Auto Body Services to the tenants and who shall occupy approximately 80% of all common space; All Night Auto(R) Service Center who shall be the exclusive Auto Mechanical Services provider to the tenants and who shall occupy approximately 12% of all common area space; and, a 3rd party Rental Car Service who shall be the exclusive Rental Vehicle Service provider to the tenants and who shall occupy approximately 8% of all common area space. Shared common area space shall be defined as: Lobby and Service Write-up Areas; Conference Room(s); lunch/dining areas; document storage areas; parking areas and the service bay areas as indicated in the attached exhibit. See Attached Exhibit # 1 Building Layout.

3. NON-COMMON AREA SPACE:

Each tenant shall exclusively occupy its own private office/management space as indicated in the exhibit. See Attached Exhibit # 1 Building Layout.

3. SECURITY DEPOSIT:

Lessee shall provide to Lessor a security Deposit of [*] which shall be refunded to the Lessee upon termination of the lease by either party, less any outstanding balance owed to Lessor by Lessee.

4. BASE RENT, UTILITIES, TAXES, FIRE PROTECTION, FACILITY SECURITY COMMON AREA
MAINTENANCE:

The rent shall be calculated as follows and is based on a triple net format:

        a. Base rent shall be calculated on Cost per Square Foot basis. The initial Cost per Square Foot shall be $ [*].

        b. Lessee shall pay to Lessor, as Additional Rent promptly when the same are due, Tenant's estimated Proportionate Share of the following charges and Tenant's failure to pay such amounts or charges when due shall carry with it the same consequences as Tenant's failure to pay Base Rent:
        Utilities (Gas/Electric/Water) and Taxes (as related to the property) shall be shared and each tenant shall pay its prorated share based upon the


*Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

        occupied space (Collision Revision, 88%; All Night Auto(R) 12%. Annually, an accounting of Additional Rent will be made to Lessee and any overpayment by Lessee will be applied against rent due or in the case of underpayment by Lessee, the additional amount owed is to be remitted to Lessor within thirty (30) days of receipt of notice.

        c. Each business entity operating on the premises shall provide its own telephone and internet services which shall be billed directly to the individual business entity.

        d. LESSOR SHALL SUPPLY the premises with sprinkler and monitored fire protection systems only at no cost to the other tenants.

        e. LESSEE SHALL SUPPLY the facility with theft and vandalism alarm security system and provide Collision Revision and the Rental Car Service with user access codes to arm and disarm the system only at no cost to the other tenants. Administrative access for the security system shall remain with Midnight Auto Franchise Corp.

        f. All tenants shall be responsible for facility maintenance and cleanliness. This includes all shared common areas. Additionally, each tenant shall be responsible for its pro-rata share of Common Area Maintenance and building equipment repairs as required. CAMS shall include: Landscape and Snow Removal as well as normal maintenance of Heating, ventilation and Air Conditioning Systems, shared utility systems such as plumbing, water and electrical wiring.

        g. Lessor shall be solely responsible for the exterior walls, foundation, roof and physical structure of the premises.

        h. TENANT DAMAGE: Each tenant shall be solely responsible for all costs associated with the repair of any damage caused to the premises by the tenant. This includes all repair and legal costs associated with the damage caused by the tenant.

        i. DESTRUCTION OF PREMISES: In the event of partial destruction of the premises during the term of the Agreement, provided such repairs can be lawfully made within sixty (60) days of the date of partial destruction, the Lease portion of the Agreement shall not be terminated. However, Lessee shall receive an abatement of rent and other fees equal to the time that the premises was inoperable. In the event of total destruction, this lease portion of this Agreement shall terminate immediately.

5. TERM OF THE AGREEMENT AND LEASE:

This Agreement and Lease shall be in force for a period of FIVE (5) YEARS from the signature date below. Lessee shall also have THREE (3), FIVE (5) YEAR RENEWAL OPTIONS. Either Lessee or Lessor may at the party's sole discretion, terminate the Lease portion of this Agreement within the first year of the lease upon ninety (90) days written notice to the other party based upon any action of a failure to cure as defined in Section 2 of this Agreement. Should either party terminate this agreement for any reason, Lessee shall be allowed to operate its business for the 90-day period, be allowed full and complete access to the facility for equipment removal and not be hindered in any way from operating its business.

6. BASE RENT CHANGES:

Lessor and Lessee agree that base rent amount as stated in section 4(a) above shall be reviewed within 30-days of the anniversary date of this Agreement. Base rent changes shall be adjusted annually based upon changes in the Chicagoland Consumer Price Index (CCPI). (EXAMPLE: If the CCPI increases by 4% over the annual period being reviewed, then the Lessee rent shall increase by 4% for the following annual period. Should the CCPI decrease by 4%, then the

Lessee rent shall decrease by 4% for the following annual period.) Lessor shall provide the published CCPI index and revised rent schedule to Lessee a minimum of 30-days in advance of any base rent changes taking effect.

7. SHARED COMMON AREA ALTERATIONS:

Any alterations to the premises by any tenant must be approved by the Lessor in writing before changes can be made. Alteration requests shall not be unreasonably withheld by Lessor.

8. ORDINANCES AND STATUTES:

Each tenant shall be duly authorized to conduct business at the premises listed above and shall comply with all local, state and federal laws which are in force now and may become in force during the term of this Agreement.

9. SUBLETTING AND ASSIGNMENTS:

Lessor acknowledges that the Lessee's business model includes the subletting of the premises to qualified owner/operators of All Night Auto(R) Service Centers. Lessee agrees that it will always be named as the Lessee and is responsible for the terms and conditions stated in this agreement. Lessor shall allow Lessee to sublet these premises upon the following conditions:

        a. Lessee always retains all right, title and interest in this agreement.

        b. Lessee shall present the Lessor with its credit research data and any background information on the sublet candidate.

        c. Lessee and/or Sublet candidate demonstrate proof of insurance meeting the agreed upon requirements of the Lessor and Lessee.

Upon review of such information, subletting of the premises by Lessee to the sublet candidate will not be unreasonably withheld.

10. INSURANCE:

Lessee shall maintain, at its expense, a minimum of insurance as listed below. Policies shall name Lessor as named insured on the Certificate of Insurance and provide thirty (30) days notice of cancellation. Evidence of such policies shall be delivered to the Lessor prior to Commencement Date and upon renewal of each policy.

        a. All risks coverage insurance on the Service Center including all fixtures, equipment, supplies and other property used in the operation of the Service Center, for full repair and replacement value of the equipment, improvements and betterments, without any applicable co-insurance clause, except that an appropriate deductible clause will be permitted.

        b. Comprehensive general liability insurance and product liability insurance including a per premises aggregate with the following coverages: broad from contractual liability; personal and advertising injury; products/completed operation insuring Company and you against all claims, suits, obligations, liabilities and damages, including attorneys' fees, based upon or arising out of actual or alleged personal injuries or property damage resulting from, occurring in the course of, on or about the Service Center including General Aggregate coverage in the following limits:

        Coverage                                      Minimum Limits of Coverage
        --------                                      --------------------------
        General Aggregate .................................   $1,000,000
        Garage Keeper Legal Liability .....................   $1,000,000
        Fire Damage .......................................   $1,000,000
        Personal Injury and Advertising Injury ............   $1,000,000
        Medical Expenses ..................................   $1,000,000
        Equipment .........................................   $  325,000
        Improvements and Betterments ......................   $  100,000

11. EMINENT DOMAIN:

If the premises or any part thereof or any estate therein or any other part of the premises materially affecting the Lessee's use of the premises shall be taken by any government action under the laws of Eminent Domain, this lease shall terminate on the date when title of the property vests pursuant to such taking. The rent and any additional costs associated with the rent shall be apportioned as of the termination date and any rent paid for any period beyond that date shall be repaid to the Lessee. Lessee shall be entitled to retail all of its equipment, installed fixtures and may file a claim for any improvements made to premises and moving expenses.

12. QUIET ENJOYMENT, POSSESSION AND INDEMNIFICATION:

Lessor warrants and covenants that it has good and marketable title to the Premises and the right to enter into this Agreement. Lessor further warrants and represents that, as of the date hereof, there are no zoning ordinances which will prohibit Lessee from using the Premises pursuant to this Agreement. Lessor agrees that if Lessee is meeting and has met obligations of this agreement, then the property leased to Tenant shall not, during the term, be disturbed and Tenant shall freely, peaceably and quietly enjoy and occupy the possession of the Premises and appurtenances. If at any time during the term, Lessor or Lessee shall fail or be discovered not to comply with the terms of this agreement, either party may cancel this agreement provided the following:

        a. Any non-compliance issues shall be documented and sent via certified mail to the offending party with in 5-business days of the discovery of the non-compliance issue;

        b. Lessor and Lessee shall each have a 30-day "right to cure" period for any and all breaches under this Agreement; and

        c. Failure by either party to reasonably cure any documented non-compliance issue shall be grounds for termination of the Agreement;

        d. Lessor and Lessee agree that neither party shall be liable for any damage or injury to the other party or to any property occurring on the premises or any part thereof.

        Additionally, both parties agree to hold the other harmless from any claim for damages, no matter how caused.

       SECTION 2: OPERATIONS AGREEMENT BETWEEN COLLISION REVISION (CR) AND
       -------------------------------------------------------------------
                       MIDNIGHT AUTO FRANCHISE CORP (MAFC)
                       -----------------------------------

1. OPERATIONS AGREEMENT:

Since all tenants of the facility will be operating at a single address, all tenants hereby and jointly agree as follows:

        a. The facility shall be tobacco, alcohol and drug free. No tenant employees shall be allowed to smoke, use alcohol or use any non-prescription or over the counter drugs on the premises. This includes the building, parking lots and outside grounds areas.

        b. The written and distributed employee policies and procedures for both CR and MAFC shall be strictly enforced. This includes: safety glass usage, use of silicone based sprays, lubricants and sealants as well as all dress code and conduct policies which may be updated and/or changed from time to time.

        c. CR and MAFC shall be responsible for the quality of all services performed by each independent business entity.

        d. Collision Revision shall be the exclusive provider of all general Auto Body Services to the other tenants operating at the premises. General Auto Body Services are defined as: body panel repair or replacement, Glass Repair or Replacement, Paint/Clear-coat processing or repair, non-mechanical stolen and recovery repairs, structural/frame repair as well as interior and exterior trim.

        e. All Night Auto(R) shall be the exclusive provider of general Auto Repair Services to the tenants operating in the facility. General Auto Repair Services are defined as: Powertrain repair/replacement, Electrical/Electronic repair replacement, Fuel System repairs/replacement, Steering/Suspension/Alignment repair/replacement,
        Heating/Ventilation/Air Condition repairs/replacement, Ignition System repairs/replacement, routine maintenance services.

        f. Collision Revision's primary customers are insurance companies, not retail clients.

        g. All Night Auto(R)'s primary customers are retail consumers and national/regional and local vehicle fleet organizations and business.

        h. Customer information and services:

                1. Collision Revision and All Night Auto(R) agree to share all customer and vehicle information with each other for purposes of marketing, wholesale and retail development.

                2. Collision Revision shall sublet to All Night Auto(R) all General Automotive Services based on the following: All Night Auto(R) shall perform services on behalf of Collision Revision at a rate of 90% of its posted labor rate and all labor shall be billed on a "flat rate" or book time basis. Parts and supplies shall be billed at the rate of cost plus 35% or any approved insurance company quote less 5% which ever is greater.

                3. All Night Auto(R) shall sublet all retail Auto Body Services to Collision Revision based on the following: Collision Revision shall perform services on behalf of All Night Auto(R) at a rate of 90% of its posted labor rate and all labor shall be billed on a "flat rate" or book time basis. Parts and supplies shall be billed at the rate of cost plus 35% or any approved insurance company quote less 5% which ever is greater.

                          SECTION 3: GENERAL STATEMENTS
                          -----------------------------

1. LEGAL ACTIONS AND FAILURE TO REASONABLY CURE:

Midnight Auto Franchise Corp and Collision Revision agree that the quality of services provided and/or the actions of employees and management are essential to brand image and overall profitability of each independent business operation. Further, that poor quality of services provided and employee/management actions with customers may cause irreparable damage and harm to the other for which monetary damages and termination of this Agreement alone may not be sufficient. Each party therefore agrees that damage claims awarded by any competent court for any court action brought by either party shall be limited to a maximum aggregate of $100,000 including any and all attorney fees.

2. APPLICABLE LAW.

This agreement shall be governed by and construed in accordance with the laws of the State where the Premises are located. The unenforceability, invalidity or illegality of any term or provision of this Agreement shall not render any other term or provision unenforceable, invalid or illegal. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full force and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement is modified by a court of competent jurisdiction such that it may be enforced, then said provision shall be so modified and as modified shall be fully enforced.

5. HEIRS, ASSIGNS AND SUCCESSORS:

This Agreement is binding upon and inures to the benefit of its heirs and successors in interest to the parties.

6. PAYMENTS OF RENT AND PROVIDED SERVICES:

Rent, CAMS and shared common space fee payments are due to the Lessor by lessee on the first (1st) of each month. Payments will be made using electronic funds transfer. Lessor shall provide Lessee the appropriate routing and account number for such transactions.

Each Services Provider (Collision Revision and All Night Auto(R) Service Center) shall produce and provide a monthly statement demonstrating the services performed on the 1st business day of each month. Payments for Automotive Services provided are due to the respective provider within 30 days of the statement date.

Payments to Collision Revision will be made using electronic funds transfer. CR shall provide the All Night Auto(R) Service Center with the appropriate routing and account number for such transactions.

Payments to All Night Auto(R) Service Center shall be made using electronic funds transfer. MAFC shall provide the CR with the appropriate routing and account number for such transactions.

7. DEFAULT OF PAYMENTS AND REMEDIES

Each transaction defined in this agreement is unique and separate. Therefore, the parties agree that services provided and rent payments can not be exchanged for one another. MAFC shall make all rent payments separate from payments for services and CR will not use services payments and apply them to rent payments. Therefore, the parties agree as follows:

a. If lessee defaults in the payment of rent or additional rent, Lessor may give notice of such default to Lessee and lessee has five (5) business days after receipt of notice to cure such default. Rent or additional rent not received by the fifth of each month shall bear interest at two percent (2%) per month from the due date. Failure of Lessee to cure such default or make a reasonable attempt to cure such default, Lessor may terminate the lease portion of this agreement at its sole discretion. Lessor termination of the lease portion of this agreement does not terminate in any way CR's obligation for services provided which are owed to All Night Auto(R) Service Center and/or MAFC or All Night Auto(R) Service Center/MAFC's obligations for services provided by CR.

b. If CR defaults in the payment for services provided, MAFC may give notice of such default to CR and CR has five (5) business days after receipt of notice to cure such default. Failure of CR to cure such default or make a reasonable attempt to cure such default, MAFC may terminate the lease portion of this agreement at its sole discretion. MAFC's termination of the lease portion of this agreement does not terminate in any way CR's obligation to pay for services provided which are owed to All Night Auto(R) Service Center and/or MAFC or All Night Auto(R) Service Center/MAFC's obligations for services provided by CR.

8. ENTIRE AGREEMENT

This constitutes the entire agreement between the parties and any changes or addendums to this agreement shall be in writing, agreed to and signed by the parties.

This Agreement has been entered into and executed as of July 8, 2005 by and between the parties.

Collision Revision, Inc.                Midnight Auto Franchise Corp

/s/ Roger D'Orazio                      /s/ Nicholas A. Cocco
--------------------                    -------------------------
(Signature)                             (Signature)

Roger D'Orazio                          Nicholas A. Cocco
President & CEO                         President & CEO

                               [GRAPHIC OMITTED]